Exhibit 10.10
The Hertz Corporation
8501 Williams Road
Estero, FL 33928

April 8, 2014

Robin Kramer
67 Waverley Avenue
Newton, MA 02458

Dear Robin:

We are pleased to confirm our offer of employment with the Hertz Corporation for the position of senior Vice President, Chief Accounting Officer. The position will be based out of the Naples, FL location. This position reports directly to Thomas Kennedy, Senior Executive Vice President and Chief Financial Officer. Your start date will be determined upon acceptance of this offer.

Your base salary, paid on a bi-weekly basis, will be $17,307.69, which equates to an annualized salary of $450,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non Competition Agreement.

You are eligible to participate in the Hertz Incentive Plan for 2014, which provides for a target payment of 55% of your eligible earnings. Your participation for 2014 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company's financial performance, your performance and your start date. Details of this plan are provided as a separate attachment to this document. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for an annual discretionary equity grant in 2014. Generally, equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options and are subject to the Committee's sole and exclusive discretion.

You will be recommended for an initial equity grant of Restricted Stock Units in the gross amount of $500,000. This award will be granted at the fair market value on the grant date and will vest over a three year period assuming continued employment. Following your commencement of employment, the grant date will be established during the next open window after quarterly earnings are announced. Materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.

You are eligible for a sign-on bonus in the gross amount of $100,000. The bonus will be payable in two increments; $50,000 following sixty (60) days of employment and $50,000 following twelve months of employment. Your acceptance of that amount is contingent upon you remaining with the Company for at least twelve months following the second payment date. Should you voluntarily end your employment or be terminated for cause prior to that time, you will be required to pay back the entire amount.

You will also be eligible for service vehicle privileges in this role, This privilege provides for the use of a Hertz service vehicle for personal and professional use. The service vehicle use policy will be reviewed with you upon commencement of your employment.

You will be eligible for vacation per the terms and conditions of The Hertz Corporation vacation policy.

You are eligible for relocation assistance according to the terms and conditions of Hertz's Employee Relocation Policy. The Company will provide reimbursement for expenses related to the sale and purchase of your primary home, temporary housing for up to eight (8) weeks in addition to movement of your household goods through a vendor selected by the Company. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve (12) months following the initiation of your relocation. Please note that if you voluntarily leave the employment of Hertz following the commencement of your position, you will be required to reimburse the Company for the entire amount of expenditures regarding your relocation. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.

Hertz provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Hertz Custom Benefit Program.

This benefits program offers you numerous coverage options for:

• Medical • Dental • Vision • Life Insurance • Dependent Life Insurance	• Accidental Death and Dismemberment • Long Term Disability • Dependent Care Flexible Spending Account • Health Care Flexible Spending Account

Additionally, after one year of continuous service, you are eligible to participate in The Hertz Retirement Plan and 401(k) Savings Plan.

•	Retirement Plan

After one year of continuous service, as defined by the Plan, you are eligible to participate in the Retirement Plan to which Hertz currently credits an amount equal to 3% of your annual pensionable pay based upon your length of service. Details of this plan will be provided to you upon commencement of your employment. In accordance with the Plan, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

401(k) Savings Plan
You are eligible to contribute to the Hertz Income Savings Plan (401k) after completing three months of service. Currently, participants may contribute up to 30% (6% maximum for employees who earned over $115,000 last year.) of their base salary on a pre-tax basis subject to IRS contribution limits. The company matches your contributions to the plan after you have completed one full year of service. For every dollar you save up to 6% of your "eligible compensation," Hertz adds 50 cents. Details of this plan will be provided to you upon commencement of your employment. In accordance with the Plan, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason. The Company match balance will become 100% vested after three years of service.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have form any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such document or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company policies and procedures.

(vi) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney's fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii) You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company, Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, after six months of employment, then you may be eligible to receive a severance payment from Hertz based on our severance policy.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either your or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understanding, whether written or oral.

Very truly yours,

/s/ MARY C. ORELUP

Sr. Human Resources Business Partner

ACCEPTANCE

I, Robin Kramer, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non Competition Agreement.

/s/ ROBIN C. KRAMER                        April 9, 2014
Signature                            Date

Enclosures

cc: T. Kennedy